Exhibit 1

FOR IMMEDIATE RELEASE

January 31, 2005

Name of Listed Company:	Nissin Servicer Co., Ltd.
Representative:	Kazumasa Amano
Representative Director and President
(TSE Mothers’ Code: 8426)
Enquiries:	Masumi Gouda
Managing Director
Telephone No.:	(Tokyo) 03-5326-3971
Parent Company:	Nissin Co., Ltd.
Representative:	Kunihiko Sakioka
Representative Director and President
(TSE First Section Code: 8571)

Notice Regarding Adjustments in Earnings Estimates
of Nissin Servicer Co., Ltd.

In view of recent trends in our company earnings, we wish to inform you that we have revised earnings estimates for the fiscal year ending March 31, 2005 which were made public on November 4, 2004 at the time of our announcement of interim earnings. Revisions are as shown below.

1.	Adjustments in estimated consolidated earnings for the fiscal year ending March 31, 2005 (April 1, 2004 ~ March 31, 2005)

(Unit: Millions of Yen; %)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	6,728	1,633	956
Revised Projections (B)	8,335	1,706	995
Difference (B — A)	1,607	73	39
Percent Change (%)	23.9	4.5	4.1
Previous year’s results (year ended March 31, 2004)	4,599	750	406

2.	Adjustments in non-consolidated earnings estimates for the fiscal year ending March 31, 2005 (April 1, 2004 ~ March 31, 2005)

(Unit: Millions of Yen; %)

	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	6,526	1,579	921
Revised Projections (B)	8,141	1,642	958
Difference (B — A)	1,615	63	36
Percent Change (%)	24.7	4.0	4.0
Previous year’s results (year ended March 31, 2004)	4,599	751	407

3.	Reason for the Adjustment
(1)	Non-consolidated earnings
The financial forecast for the operating revenue, which was ¥6,526 million at the previous projection, has been revised upward to ¥8,141 million for the following reasons:
i.	revenue from real estate acquired for sale increased by approximately ¥1,144 million due to the sale of two real estate properties acquired as part of the company’s disposal of non-performing loans; and

ii.
loan recovery amounts received for our benefit by the originator prior to closing of the loan purchase, which are also recognized as revenue from purchased loans and the associated cost of purchased loans collected, increased by ¥601 million from the previous projection.

Additionally, ordinary income and net income have been revised as above for the following reasons:
i.	income from real estate acquired for sale described above increased by ¥433 million;
ii.
revenue from purchased loans, excluding loan recovery amounts received for our benefit by the originator prior to closing of the loan purchase above, was ¥280 million lower than previously expected; and

iii.	loan loss-related expenses was estimated to increase by ¥60 million.

(2)	Consolidated earnings
Earnings estimates for consolidated earnings have also been adjusted for the same reason.

4.	Special Note Regarding Forward-looking Statements

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	reduction of market liquidity for non-performing loans accompanying the recovery of the Japanese economy;
•	steep rise in the purchase cost of specific money claims due to intense competition, and the deterioration of profitability due to decreases in commission fees;
•	deterioration of profitability caused by longer collection periods;
•	amendment of the Special Law Concerning Credit Management and Collection (Servicer) Operation;
•	availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	business strategies and results of operations of Nissin Co., Ltd., the parent company of Nissin Servicer Co., Ltd.; and
•	the reliability of information or technological systems and networks.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.